Exhibit 99.1

      PRESS RELEASE

For Release:	Immediate

Contact:	Scott Monette
314/877-7113

RALCORP HOLDINGS ANNOUNCES
THE RESIGNATION OF DAVID L. BERÉ

St. Louis, MO, May 11, 2005. . . . Ralcorp Holdings, Inc. (NYSE:RAH) today announced that David L. Beré, Corporate Vice President of the Company and President and Chief Executive Officer of Bakery Chef, L.L.C. will resign effective June 17, 2005.

In December 2003, the Company completed the acquisition of Bakery Chef from Mr. Beré and other private investors who had acquired Bakery Chef in 1998 from the Quaker Oats Company. Mr. Beré and the other investors grew the Bakery Chef business and expanded its lines with a number of acquisitions, transforming the business into a success.

The Company said, "Mr. Beré was a key member of Ralcorp’s senior management team, and in the short time that he has been with the Company, he served with distinction as the head of the Bakery Chef unit. Along with the Company’s Board of Directors, we are very grateful for Dave’s many contributions to Ralcorp and Bakery Chef, and we wish him the very best in his future endeavors."

Dave Beré commented, "I have enjoyed my career at Bakery Chef and Ralcorp. Bakery Chef’s current management group is talented and dedicated to the Company’s success. I will be involved in identifying and selecting my successor. I am confident that Bakery Chef is in good hands. For the past seven years, Bakery Chef has been my focus and I now look forward to pursuing other outside interests."

Kevin Hunt, President and Co-Chief Executive Officer of the Company, said, "Dave Beré has been an important member of the Ralcorp management team. We are sorry he is leaving, but we understand his desire to explore other interests after many years of building the Bakery Chef business. I will continue to work closely with Dave until his departure date and am confident that his successor will be in place within a short period of time."

Mr. Beré began his career in 1978 with The Quaker Oats Company, where he held various marketing positions until 1990 when he served as President of Golden Grain (Rice-A-Roni, Noodle-Roni, Ghirardelli Chocolates). In 1992, he moved on to President of the Breakfast Division until 1995. He was President and Chief Executive Officer of McCain Foods USA from 1996 to 1998. Upon the completion of the Bakery Chef acquisition by the Company, Mr. Beré was named Vice President; and Chief Executive Officer of Bakery Chef, L.L.C. Mr. Beré received both his M.B.A. and B.A. (political science) degrees from Indiana University.

Ralcorp produces a variety of store brand foods that are sold under the individual labels of various grocery, mass merchandise and drug store retailers, and frozen bakery products that are sold to restaurant and food service customers. Ralcorp’s diversified product mix includes: ready-to-eat and hot cereals; crackers and cookies; snack nuts; chocolate candy; salad dressings; mayonnaise; peanut butter; jams and jellies; syrups; sauces; griddle products including frozen pancakes, waffles, and French toast; and biscuits and other frozen pre-baked products such as breads and muffins. In addition, Ralcorp holds an interest of approximately 21 percent in Vail Resorts, Inc., the premier mountain resort operator in North America.

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